Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2010, with respect to the financial statements of Intronic Solutions Group for the year ended December 31, 2009, included in the Registration Statement on Form S-4 of Premier Alliance Group, Inc.

/s/ R.H. Ong, CPA
Ong & Company, CPAs

Overland Park, Kansas
November 23, 2011